Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 27, 2008 and March 28, 2008, relating to the financial statements and financial highlights which appear in the December 31, 2007 and January 31, 2008 Annual Reports to Shareholders of SunAmerica Series Trust, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings Policies and Procedures”, “Independent Registered Public Accounting Firm — Portfolios” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.
PricewaterhouseCoopers LLP
Houston, Texas
April 17, 2008